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                                                               EXHIBIT 11.1

                      WESLEY JESSEN VISIONCARE, INC.

              (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                (UNAUDITED)

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                                                        JUNE 29      JANUARY 1
                                                        THROUGH       THROUGH
                                                      DECEMBER 31, SEPTEMBER 28,
                                                          1995         1996
                                                      ------------ -------------
   PRO FORMA COMPUTATION OF EARNINGS (LOSS) PER
    SHARE:
   Net income (loss)................................   $  (19,715)  $    7,861
                                                       ==========   ==========
   Weighted average number of common stock and com-
    mon stock equivalents outstanding...............   13,900,236   14,161,116
   Net additional shares issuable in connection with
    stock options pursuant to the treasury stock
    method..........................................      416,196      416,196
                                                       ----------   ----------
   Weighted average number of common stock and com-
    mon stock
    equivalents.....................................   14,316,432   14,577,312
                                                       ==========   ==========
   Pro forma income (loss) per share................   $    (1.38)  $     0.54
                                                       ==========   ==========
   SUPPLEMENTAL PRO FORMA COMPUTATION OF EARNINGS
    (LOSS) PER SHARE:
   Weighted average number of common stock and com-
    mon stock
    equivalents.....................................   14,316,432   14,577,312
   Shares to be issued..............................    1,946,154    1,577,200
                                                       ----------   ----------
                                                       16,262,586   16,154,512
                                                       ==========   ==========
   Net income (loss):
    As reported.....................................   $  (19,715)  $    7,861
    Add: interest paid..............................        2,176        2,757
    Less: tax effect................................         (905)        (471)
                                                       ----------   ----------
    As adjusted.....................................   $  (18,444)  $   10,147
                                                       ==========   ==========
   Supplemental pro forma income (loss) per share...   $    (1.13)  $     0.63
                                                       ==========   ==========
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